Exhibit 10.3

October 13, 2014

Mr. Gary Pokrassa

143 Westwood Circle

East Hills, NY 11577

Dear Mr. Pokrassa:

The purpose of this letter is to confirm your continuing employment with Lakeland Industries, Inc. on the following terms and conditions:

1.         THE PARTIES

This is an Agreement, effective as of February 1, 2015 (the “Effective Date”), between Gary Pokrassa, residing at 143 Westwood Circle, East Hills, NY 11577 (hereinafter referred to as “you”), and Lakeland Industries, Inc., a Delaware corporation, with a principal place of business located at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY  11779-7410 (hereinafter the “Company”).

2.         TERM

The term of the Agreement shall be for a 18 month period from the Effective Date through and including July 31, 2016 unless sooner terminated as provided herein (the “Term”).

3.       CAPACITY

You shall be employed in the capacity of Chief Financial Officer of Lakeland Industries, Inc. with such responsibilities and duties as may be assigned from time to time by the Company as are consistent in all material respects with the responsibilities and duties typically assigned to a Chief Financial Officer.

You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to the Company and shall serve and further the best interests and enhance the reputation of the Company to the best of your ability.

4.         COMPENSATION

As full compensation for your services, you shall receive the following from the Company:

(a)	An annual base salary of $250,000 payable bi-weekly (the “Base Salary”); and

(b)	Participation, if and when eligible, in such pension plans, profit sharing plans, medical and disability plans, stock appreciation rights plans, stock option plans, ESOP or 401(k) plans as are generally maintained by the Company for its employees from time to time when any such plans are or become effective; and

(c)	Such benefits as are provided from time to time by the Company to its officers and employees; provided however that your annual vacation shall be for a period of 4 weeks, with no more than 2 such weeks taken at any one time; and

(d)	An automobile allowance in the amount of $750 per month, subject to on-going review and discretion of the Company; and

(e)	Reimbursement for any dues and expenses incurred by you that are necessary and proper in the conduct of the Company’s business; and

(f)	An annual bonus as set forth in Section 5 of this Agreement (the “Annual Bonus”).

5.         ANNUAL BONUS

During the Term, in addition to Base Salary, you have the opportunity to earn an Annual Bonus under an incentive compensation plan as determined by the Compensation Committee of the Board of Directors of the Company (the “Board”). In May of each year during the Term commencing in 2015, you may be awarded an Annual Bonus of between 80% and 120% of your target bonus amount of $85,000, subject to adjustment by the Compensation Committee from time to time (the “Target Bonus Amount”). Such Annual Bonus shall be calculated based upon the Company’s actual earnings per share (“EPS”) as compared to an EPS target amount (the “FY EPS Target”), EPS threshold amount (the “FY EPS Threshold”) or EPS maximum amount (the “FY EPS Maximum”) for such year set by the Compensation Committee with input from you; provided, however, the Compensation Committee shall have final decision-making authority. More particularly, (i) 80% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Threshold but is less than the FY EPS Target, (ii) 100% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Target but is less than the FY EPS Maximum, and (iii) 120% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Maximum. Payment of the Annual Bonus, if any, due you, shall be made in accordance with the Company’s normal payroll procedures, but no later than June 1 following the year for which the Annual Bonus was earned. The Annual Bonus will be calculated each May during the Term. In the event that your employment is terminated on or after July 31, 2016 during the fiscal year ending January 31, 2017, for a reason other than Cause, you shall be paid a pro-rata portion of the Annual Bonus, if any, for such fiscal year up to the date of termination, which shall be determined in good faith by the Compensation Committee of the Board.

6.         NON-COMPETITION/SOLICITATION/CONFIDENTIALITY

During your employment with the Company and for one year thereafter, you shall not, either directly or indirectly, as an agent, employee, partner, stockholder, director, investor or otherwise, engage in any business in competition with the business of the Company within the Company’s market area(s).  You shall also abide by the Code of Ethics Agreement and other Corporate Governance Rules.  You shall disclose prior to the execution of this Agreement (or later on as the case may be) all business relationships you presently have or contemplate entering into or enter into in the future that might affect your responsibilities or loyalties to the Company.

During your employment with the Company and for one year thereafter, you shall not, directly or indirectly, hire, offer to hire or otherwise solicit the employment or services of, any employee of the Company on behalf of yourself or any other person, firm or entity.

Except as may be required to perform your duties on behalf of the Company, you agree that during your employment with the Company and for a period of one year thereafter, you shall not, directly or indirectly, solicit, service, or accept business from, on your own behalf or on behalf of any other person, firm or entity, any customers or potential customers of the Company with whom you had contact during your employment or about whom you acquired confidential information during your employment.

Except as required in your duties to the Company, you shall not at any time during or after your employment, directly or indirectly, use or disclose any confidential or proprietary information relating to the Company or its business or customers which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

In the event that any of the provisions in this Section 6 shall ever be adjudicated to exceed limitations permitted by applicable law, you agree that such provisions shall be modified and enforced to the maximum extent permitted under applicable law.

7.         TERMINATION

You or the Company may terminate your employment prior to the end of the Term upon written notice to the other party in accordance with the following provisions:

(a)	Voluntary Termination. You may terminate your employment voluntarily at any time during the Term by providing the Company with 60 days prior written notice. If you do so, except for Good Reason (as defined below), you shall be entitled to receive from the Company your (i) accrued and unpaid Base Salary through the date of termination (which shall be on the date that is 60 days after the date on which you give notice of resignation to the Company), (ii) any Annual Bonus earned for the year completed prior to the year of termination but not yet paid, and (iii) any other employee benefits generally paid by the Company up to the date of termination (collectively (i), (ii), and (iii), the “Accrued Obligations”).

(b)	Death. This Agreement shall automatically terminate on the date of your death without further obligation to you other than for payment by the Company to your estate or designated beneficiaries, as designated in writing to the Company, of (i) the Accrued Obligations through the last day of the month in which your death occurs, and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of death which shall be determined in good faith by the Compensation Committee of the Board. Your estate or beneficiaries, as applicable, shall also be entitled to all other benefits generally paid by the Company on an employee’s death.

(c)	Disability. This Agreement and your employment shall terminate without any further obligation to you if you become “totally disabled” (as defined below) other than for payment by the Company of (i) the Accrued Obligations though the last day of the month in which you are deemed to be totally disabled and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date you are deemed to be totally disabled as determined in good faith by the Compensation Committee of the Board.

You shall be deemed to be “totally disabled” in you are unable, for any reason, to perform any of your duties and obligations to the Company, with or without a reasonable accommodation, for a period of 90 consecutive days or for periods aggregating 120 days in any period of 180 consecutive days.

(d)	Cause. The Company may terminate your employment at any time for “Cause” (as defined below) and this Agreement shall terminate immediately with no further obligations to you other than the Company shall pay you, within thirty days of such termination, the Accrued Obligations up to the date of such termination for Cause.

(e)	Termination by the Company Without Cause or by you for Good Reason. If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined below), you shall be entitled to receive from the Company, subject to your continued compliance with the restrictive covenants contained in Section 6 hereof and, in the case of subparagraphs (ii) and (iii) of this paragraph your execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, which release in any case must be effective and non-revocable by no later than 60 days after the date of termination, (i) the Accrued Obligations payable within 15 days after the date of termination (or, in the case of the prior year’s Annual Bonus, at such time such bonus is payable pursuant hereto), (ii) an additional 12 months of your then current Base Salary, payable in equal monthly installments beginning with the first payroll date after the date on which the release of claims becomes effective and can no longer be revoked, and (iii) a pro rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of termination which shall be determined in good faith by the Compensation Committee of the Board and paid at such time as such bonus is payable pursuant hereto.

(f)	Notwithstanding the foregoing, if your severance payments payable hereunder constitute nonqualified deferred compensation subject to 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the period in which you must execute the release begins in one calendar year and ends in another, the severance payments will be made in the later calendar year.

(g)	For purposes of this Agreement:

(i)          “Cause” shall mean termination based upon: (A) your failure to substantially perform your material duties and responsibilities with the Company, after a written demand for such performance is delivered to you by the Company, which identifies the manner in which you have not performed your duties or responsibilities, (ii) your commission of an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) your conviction for a felony or pleading nolo contendere to a felony, (iv) your willful and continuing failure or refusal to carry out, or comply with, in any material respect any reasonable directive of the President or the Board consistent with the terms of this Agreement, or (v) your material breach of any provision of this Agreement.

(ii)         “Good Reason” shall mean the occurrence of any of the following events without your prior written consent:

(A)      the failure of the Company to pay your Base Salary or Annual Bonus when due and if earned, other than an inadvertent administrative error or failure, within 10 days of receipt of notice by you,

(B)      a reduction by the Company in your Base Salary,

(C)       failure of the Company to maintain its principal headquarters within the greater Long Island areas,

(D)       a material diminution in your authority or responsibilities from those described herein,

(E)       any material breach of this Agreement by the Company, or

(F)       a failure of the Company to have any successor assume in writing the obligations under this Agreement.

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless you give the Company written notice within 30 days after the occurrence of the event which you believe constitutes the basis for Good Reason, specifying the particular act or failure to act which you believe constitutes the basis for Good Reason.  If the Company fails to cure such act or failure to act, if curable, within 30 days after receipt of such notice, you may terminate your employment for Good Reason.  For the avoidance of doubt, if such act is not curable, you may terminate your employment for Good Reason upon providing such notice.

8.         NOTICES

Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and the Company, be in writing and delivered either personally, by overnight courier service (such as Federal Express) or sent by certified mail, return receipt requested and addressed as follows: if to the Company, at its headquarters at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY  11779-7410, or if to you, at your address at 143 Westwood Circle, East Hills, NY 11577; or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice shall be effective when actually received by the addressee.

9.         ASSIGNMENT AND SUCCESSORS

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  This Agreement may not be assigned by the Company unless the assignee or successor (as the case may be) expressly assumes the Company’s obligations hereunder in writing.  In the event of a successor to the Company or the assignment of the Agreement, the term “Company” as used herein shall include any such successor or assignee.

10.      AMENDMENT, WAIVER OR MODIFICATION

No amendment, waiver or modification in whole or in part of this Agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

11.       SEPARABILITY

Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof, which shall continue in full force and effect.  The unenforceability or invalidity of any provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.       GOVERNING LAW AND ARBITRATION

This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without regard to its choice of law principles.  Any dispute, controversy or claim of any kind arising under, in connection with, or relating to this Agreement or your employment with the Company shall be resolved exclusively by binding arbitration.  Such arbitration shall be conducted in New York City in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  The costs of the arbitration (fees to the AAA and for the arbitrator(s)) shall be shared equally by the parties, subject to apportionment or shifting in the arbitration award.  In addition, the prevailing party in arbitration shall be entitled to reimbursement by the other party for its reasonable attorney’s fees incurred.  Judgment may be entered on the arbitration award in any court of competent jurisdiction.

13.       SECTION 409A

It is the intent of the parties to this Agreement that all compensation and benefits payable or provided to you under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed.

If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A of the Code), then each installment of the severance payments (including any lump sum payments) and benefits due under this Agreement, that would not otherwise be exempt from Section 409A of the Code (either pursuant to a short-term deferral exception, the exception for separation pay upon an involuntary separation from service or otherwise), above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

14.       HEADINGS

The headings contained in this Agreement are for convenience only and shall not effect, restrict or modify the interpretation of this Agreement.

This Agreement may be signed by facsimile or electronically, and may be signed in one or more counterparts.

[Signature Page Follows]

LAKELAND INDUSTRIES, INC.

	By:	/s/ Christopher J. Ryan
Christopher J. Ryan
President and CEO

AGREED AND ACCEPTED:	By:	/s/ Thomas McAteer
Thomas McAteer
Chairman of the Compensation
Committee of the Board
/s/ Gary Pokrassa
Gary Pokrassa
Chief Financial Officer